SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 3, 2004
Date of Report
(Date of earliest event reported)

UTEK CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE
(State or other jurisdiction of incorporation)

1-15941	59-3603677
(Commission File No.)	(IRS Employer Identification Number)

202 South Wheeler Street
Plant City, FL 33563
(Address of Principal Executive Offices)

(813) 754-4330
(Registrant’s Telephone Number, Including Area Code)

ITEM 5. OTHER EVENTS
ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS
SIGNATURES
Agreement and Plan of Acquisition

ITEM 5. OTHER EVENTS

     Web Safe Technologies, Inc., a Florida corporation and 100% owned subsidiary of UTEK Corporation (AMEX: UTK), was acquired by Zkid Network Company (OTC BB: ZKID), a Nevada corporation in a tax-free stock-for-stock exchange. Zkid Network Company issued 9,000,000 unregistered shares of common stock to UTEK Corporation in exchange for 100% of the issued and outstanding shares of Web Safe Technologies, Inc. The shares acquired in the exchange are restricted and may only be resold pursuant to the requirements of the Securities Act of 1933. The value of the consideration will be determined based on a valuation in accordance with UTEK’s valuation policy as of the closing date of the transaction. As a result of the exchange, UTEK owns approximately 9.0% of the issued and outstanding stock of Zkid Network Company.

     Web Safe Technologies, Inc. held a worldwide exclusive license to a software package that can assess the safety of Internet sites utilized by children. The patent-pending software, entitled Mozart™, was developed at the U.S. Department of Energy’s Pacific Northwest National Laboratory. UTEK invested approximately $200,000 in Web Safe Technologies, Inc.

     The amount of consideration was determined by arms-length negotiations between the parties. The exchange was consummated on April 30, 2004 in accordance with applicable law. In February 2004, UTEK also completed a strategic alliance with Zkid Network Company.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

(a)	Financial Statements of Business Acquired.

Not applicable.

(b)	Pro Forma Financial Information

As of the date of filing of this Current Report on Form 8-K, it is impracticable for the Registrant to provide the pro forma financial statements required by this Item 7(b). The Company will, if required, file such financial statements within sixty days of the date

(c)	Exhibits.

2	Agreement and Plan of Acquisition, by and among UTEK Corporation, and Zkid Network Company

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 3, 2004	UTEK CORPORATION
/s/ Carole R. Wright
Carole R. Wright
Chief Financial Officer